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                                                         Exhibit (ii)




SENIOR EXECUTIVE SEVERANCE POLICY




I. Purpose

To provide a period of continued income to certain senior executive employees whose employment is terminated within two years after a Change of Control as defined herein.

II. Definitions

As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

  1.  Annual Incentive.  The annual Performance Based
Compensation Incentive that a Participant is eligible to earn pursuant to the Company's Key Employee Incentive Plan.

  2. Annual Incentive Award.  The highest amount a
Participant received as an annual Performance Based
Compensation Incentive award in any of the three years prior to a termination of employment entitling the Participant to a Separation Benefit.

  3. Annual Salary. The Participant's regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or deferred pursuant to a written plan or agreement with the Company, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Company long-term or short-term incentive plan or any similar payment.

  4. Board.  The Board of Directors of the Company.

  5. Code. The Internal Revenue Code of 1986, as amended from time to time.

  6. Date of the Change of Control. The date on which a Change of Control occurs.

  7. Date of Termination. The date on which a Participant ceases to be an Employee.

  8. Effective Date. The date specified in the resolution of the Board adopting this Plan.

  9. Employee.  Any full-time, regular-benefit, non-

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bargaining employee of the Company.

  10. ERISA.  The Employee Retirement Income Security
Act of 1974, as amended, and the regulations thereunder.

  11. Participant. An individual who is designated as such pursuant to Section III.

  12. Plan.  The Pitney Bowes Inc. Senior Executive
Severance Policy.

  13. Separation Period. The period beginning on a Participant's Date of Termination and ending upon the second anniversary thereof.

III. Participation

Each of the individuals named on Schedule 1 hereto shall be a Participant in the Plan. Schedule 1 may be amended by the Board from time to time to add or delete individuals as Participants.

IV. Separation Benefits

 A. If any Participant is terminated as that term is defined in Section IV.F. within two years after a Change of Control occurs (whether or not such termination is as a result of such Change of Control), the Company shall pay such Participant, within ten days of the Date of Termination, a cash lump sum as set forth in Section
IV.B. below and the continued benefits set forth in
Section IV.C. below. For purposes of determining the benefits set forth in Sections IV.B. and IV.C., if the termination of the Participant's employment follows a reduction of the Participant's Annual Salary, opportunity to earn an Annual Incentive, or other compensation or employee benefits, such reduction shall be ignored.

 B. The cash lump sum referred to in Section IV.A. is the aggregate of the following amounts:

 (i)  the sum of (1) the Participant's
Annual Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Incentive Award and
(y) a fraction, the numerator of which is the number of days in the such year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Participant

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(together with any accrued interest or earnings
thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

 (ii)  an amount equal to the product of
(1) two times (2) the sum of (x) the
Participant's Annual Salary and (y) the
Participant's Annual Incentive Award; and

 (iii)  an amount equal to the difference
between (a) the actuarial equivalent of the benefit under the Company's qualified defined benefit retirement plan (the "Retirement Plan") and any excess or supplemental retirement plans in which the Participant participates
(collectively, the "SERP") which the
Participant would receive if his or her
employment continued during the Separation
Period, assuming that the Participant's
compensation during the Separation Period would have been equal to his or her compensation as in effect immediately before the termination or, if higher, on the Effective Date, and (b) the actuarial equivalent of the Participant's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination. The actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the most favorable of those in effect under the Retirement Plan and the SERP on the Date of Termination and the Effective
Date.

 C. The continued benefits referred to above are as follows:

 (i) during the Separation Period, the
Participant and his or her family shall be provided with medical, dental and life insurance benefits as if the Participant's employment had not been terminated; provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those

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provided under such other plan during such
applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental and life insurance benefits under the Company's plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period; and

 (ii)  The Company shall, at its sole
expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Company, but at a cost to the Company of not more than 12% of base pay not to exceed fifty thousand dollars ($50,000.00).

To the extent any benefits described in this Section
IV.C. cannot be provided pursuant to the appropriate plan or program maintained for Company employees, the Company shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant.

 D. The cash lump sum and continuing benefits described in Sections IV.A., IV.B. and IV.C. above shall be payable in addition to, and not in lieu of, all other accrued or vested or earned but deferred rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued vacation or sick pay, amounts or benefits payable under any incentive (other than the Annual Incentive) or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, but excluding any severance pay or pay in lieu of notice required to be paid to such Participant under applicable law.

 E. For purposes of this Plan, a "Change of Control" shall be deemed to have occurred if:

  1. There is an acquisition, in any one transaction or a series of transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange
Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3


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promulgated under the Exchange Act) of 20% or more of
either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

  2. Individuals who, as of December 11, 1995, constitute the Board of Directors (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to December 11, 1995, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act); or

  3. There occurs either (i) the consummation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50%

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of, respectively, the then outstanding shares of common
stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (ii) an approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

 F. For purposes of this Plan, a "termination" shall include not only any termination by the Company of a Participant for reasons other than (i) an act or acts of personal dishonesty by such Participant at the expense of the Company or its subsidiaries or (ii) the conviction of such Participant of a felony involving moral turpitude, but also shall include a termination of employment by the Participant for any reason during the 30-day period immediately following the first anniversary of the Date of the Change of Control or for any of the following reasons:

  1. The assignment to a Participant of any duties inconsistent in any respect with the Participant's position, authority, duties and responsibilities as existed on the day immediately prior to the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial, and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

  2. Any failure by the Company following a Change of Control to continue to provide the Participant with Annual Salary, opportunity to earn Annual Incentives, employee benefits, or other compensation equal to or greater than that to which such Participant was entitled immediately prior to the Date of the Change of Control, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

  3. The Company's requiring the Participant to be based at any office or location more than 35 miles farther from the Participant's place of residence than the office or location at which the Participant is employed immediately prior to the Date of the Change of Control; or


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  4. Any failure by the Company to require any
successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) who acquired all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obligations under this Severance Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

For purposes of subparagraphs 1 through 4 of this
Section IV.F., any good faith determination made by a Participant shall be conclusive.

 G. Any termination by the Company or by the Participant in accordance with Section IV.F. shall be communicated by a Notice of Termination to the other party. Any Notice of Termination shall be by written instrument which (i) indicates the specific termination provision in Section
IV.F. above relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall not be more than 15 days after the giving of such notice). The failure by any Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of entitlement to terminate under subparagraphs 1 through 4 of Section IV.F. above shall not waive any right of such Participant or preclude such Participant from asserting such fact or circumstance in enforcing his rights.

 H. In case of death, any unpaid allowance will be paid to the Participant's survivors or estate.


V. Plan Administration and Claims

A. The Plan Administrator shall be Pitney Bowes Inc.,
World Headquarters, Stamford, CT 06926- 0700.
Claims with regard to eligibility or other matters covered in the Plan may be brought to the attention of the following individual:

  Executive Director-Compensation.

B. If an Employee or former Employee makes a written


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request alleging a right to receive benefits under
this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefit.
All claims for benefit under the Plan shall be sent to the Executive Director-Compensation of the Company and must be received within 90 days after termination of employment. If the Company determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Company determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information as necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim.
The claimant may within 90 days thereafter submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review. The Company shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company. The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Company determines additional time, not exceeding 60 days, is needed, and so notifies the Participant.
If the Company fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

 C. If a Participant institutes any legal action in seeking to obtain or enforce, or is required to defend in any legal action the validity or enforceability of, any right or benefit provided by this Plan, the Company will pay for all actual legal fees and expenses incurred (as

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incurred) by such Participant, regardless of the outcome
of such action and whether such action is between the Company and the Participant or between either of them and any third party.


VI. Miscellaneous

 A. Amendment and Termination

 1. This Plan is established by the Company on a voluntary basis and not on past consideration for services rendered, and the benefits herein are provided at the will of the Company. Neither the establishment of this Plan nor the payment of benefits by the Company shall be construed or interpreted as a condition of employment, nor shall this Plan modify or enlarge any rights of any person covered by it to be continued or to be retained in the employ of the Company.

  2. Prior to the time a Change of Control has occurred, the Company may, in its sole discretion, without notice, amend or modify, in whole or in part, all of the terms and conditions of this Plan; provided, however, that this Plan may not be so amended or modified in connection with an actual, threatened, or proposed
Change of Control in any manner which would result in a reduction of benefits to any Participant; and provided further that any amendment or modification occurring within one year prior to a Change of Control shall be deemed to be "in connection with" an actual, threatened, or proposed Change of Control and shall be void unless the amended or modified Plan provides equivalent or greater benefits to every eligible Participant. Such amendment or modification may be retroactive in application; provided, however, such retroactive application shall not require or provide for the return or repayment of any benefits paid prior to the date of the adoption of the amendment or modification.

  3. Prior to the time a Change of Control has occurred, the Company shall have the sole and absolute right to terminate this Plan without notice at any time;
provided, however, that this Plan may not be so terminated in connection with an actual, threatened, or proposed Change of Control, unless a new severance plan is adopted which provides equivalent or greater benefits to every eligible Participant; and provided further that any termination occurring within one year prior to a Change of Control shall be deemed to be in connection


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with an actual, threatened, or proposed Change of
Control, and shall be void unless a new severance plan is adopted which provides equivalent or greater benefits to every eligible Participant. Any valid termination shall be effective as of the date specified, by the Company and, if no date is specified, the date of the action of termination by the Company. Upon termination, the Company will continue to make payments according to the terms of any executed terminated pay agreements which have not been fully paid.

  4. When a Change of Control, as defined herein, occurs, then all rights to severance payments contained herein shall vest in all covered Participants and shall be considered a contract right enforceable against the Company and any successors thereto.

 B. Certain Additional Payments by the Company.

1. Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of any Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this
Section VI.B.) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Participant shall be entitled to receive an additional payment (a
"Gross-Up Payment") in an amount such that after payment by the Participant of all taxes
(including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-
Up Payment equal to the Excise Tax imposed upon the Payments.

  2. Subject to the provisions of Section VI.B.3., all determinations required to be made under this Section

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VI.B., including whether and when a Gross-Up Payment is
required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such certified public accounting firm as may be designated by the Company (the
"Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section VI.B. shall be paid by the Company to the Participant within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross- Up
Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section VI.B.3. and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant.

  3. The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).
If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

    (i) give the Company any information
reasonably requested by the Company
relating to such claim,

    (ii) take such action in connection
with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

    (iii) cooperate with the Company in
good faith in order effectively to contest such claim, and

    (iv) permit the Company to
participate in any proceedings relating to such claim;

   provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.
Without limitation on the foregoing provisions of this
Section VI.B.3., the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine;
provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal
Revenue Service or any other taxing authority.

  4. If, after the receipt by the Participant of an amount advanced by the Company pursuant to
Section VI.B.3., the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company's complying with the requirements of Section VI.B.3.) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to
Section VI.B.3., a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

 C. Non-Alienability

No benefit provided hereunder shall be subject to any forms of sale, assignment or transfer. Benefits provided by this Plan shall not be subject to attachment, garnishment or other legal or equitable proceedings by creditors or persons representing creditors. Such payments are, however, subject to all applicable taxes and appropriate withholdings.

 D. Eligibility for Other Benefits

This Plan shall have no effect on the Participant's eligibility for other benefits customarily provided after termination unless otherwise stated in a written agreement executed by an authorized representative of the Company. The payments of benefits under this Plan shall not be deemed to be a continuation of employment, pay, or credited service for purposes of determining the availability, nature, or extent of other benefits, including, but not limited to, benefits available in the Company's
Retirement Plan, Major Medical Plan, or Dental Plan.

 E. Unfunded Plan Status

This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.
Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company's creditors, to assist it in accumulating funds to pay its obligations under the Plan.

 F. Validity and Severability

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

 G. Governing Law

The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of the State of Connecticut without reference to principles of conflict of law, except to the extent pre-empted by federal law.

 H. Plan Records

The records for this Plan are kept on a plan year beginning on January 1 and ending on the following
December 31.

 I. Legal Service

The person designated to receive legal papers or summons in connection with this Plan is the Corporate Secretary, Pitney Bowes Inc., World
Headquarters, Stamford CT 06926-0700.

 J. Plan Identification Numbers

The following number(s) is(are) used for identification on certain forms which must be filed with various U.S. Government agencies:

   Employer Identification Number:  06-0495050


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SCHEDULE 1

EXECUTIVE SENIOR MANAGEMENT EMPLOYEES DESIGNATED AS
PARTICIPANTS UNDER THE PITNEY BOWES INC. SENIOR EXECUTIVE
SEVERANCE POLICY


Carmine F. Adimando
Marc C. Breslawsky
Michael J. Critelli
George B. Harvey
Douglas A. Riggs
Carole F. St. Mark
Johnna G. Torsone